                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                  Chattem Inc.
        _______________________________________________________________
                                (Name of Issuer)


                                  Common Stock
        ________________________________________________________________
                         (Title of Class of Securities)


                                   162456107
                         _____________________________
                                 (CUSIP Number)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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CUSIP No. 162456107                 13G
-------------------

----------------------------------------------------------------------------------
1.           NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Barrow, Hanley, Mewhinney & Strauss, Inc.
             75-2403190
----------------------------------------------------------------------------------

2.                                                                         (a) [_]
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                           (b) [_]
----------------------------------------------------------------------------------
3.           SEC USE ONLY
----------------------------------------------------------------------------------
4.           CITIZENSHIP OR PLACE OF ORGANIZATION

             A Nevada corporation
----------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF            Not Applicable
    SHARES
 BENEFICIALLY      6.  SHARED VOTING POWER
   OWNED BY            Not Applicable
     EACH
  REPORTING        7.  SOLE DISPOSITIVE POWER
    PERSON             Not Applicable
     WITH
                   8.  SHARED DISPOSITIVE POWER
                       Not Applicable
----------------------------------------------------------------------------------
9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             Not Applicable
----------------------------------------------------------------------------------
10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
----------------------------------------------------------------------------------
11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             Not Applicable
----------------------------------------------------------------------------------
12.          TYPE OF REPORTING PERSON (See Instructions)
             IA
----------------------------------------------------------------------------------

                               Page 2 of 4 Pages
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SCHEDULE 13G
------------

Item 1(a)  Name of Issuer:
             Chattem Inc.

     1(b)  Address of Issuer's Principal Executive Offices:
             1715 West 36th St.
             Chattanooga, TN  36409

Item 2(a)  Name of Person Filing:
             Barrow, Hanley, Mewhinney & Strauss, Inc.

     2(b)  Address of Principal Business Office or, if none, Residence:
             One McKinney Plaza
             3232 McKinney Avenue, 15th Floor
             Dallas, TX  75204-2429

     2(c)  Citizenship:
             A Nevada corporation

     2(d)  Title of Class of Securities:
             Common Stock

     2(e)  CUSIP Number:
             162456107

Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                The reporting person is an Investment Adviser registered under
                Section 203 of the Investment Advisers Act of 1940.

Item 4     Ownership:

     4(a)  Amount beneficially owned:
             Not Applicable

     4(b)  Percent of Class:
             Not Applicable

     4(c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:
                Not Applicable

           (ii)  shared power to vote or to direct the vote:
                   Not Applicable

                               Page 3 of 4 Pages
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           (iii) sole power to dispose or to direct the disposition of:
                   Not Applicable

           (iv)  shared power to dispose or to direct the disposition of:
                   Not Applicable

Item 5  Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
                   Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not Applicable.

Item 8  Identification and Classification of Members of the Group:
                   Not Applicable.

Item 9  Notice of Dissolution of Group:
                   Not Applicable.

Item 10 Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 BARROW, HANLEY, MEWHINNEY &
                                 STRAUSS, INC.


                                 By: /s/ Bryant M. Hanley, Jr.
                                     Name:  Bryant M. Hanley, Jr.
                                     Title: President

February 11, 1999

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